Exhibit 99.1

ATLANTIC TELE-NETWORK, INC.

INCREASES ITS DIVIDEND FOR 8TH STRAIGHT YEAR

ST. THOMAS, U.S. Virgin Islands—September 19, 2005—Atlantic Tele-Network, Inc. (AMEX:ANK), announced that its Board of Directors has declared a quarterly dividend of $0.30 per share, payable on October 10, 2005 on all common shares outstanding to shareholders of record as of September 30, 2005. This represents an increase of 2.5 cents, or 9%, in the dividend paid in the previous quarter. If maintained this equates to an annual increase of 10 cents, from $1.10 per share to $1.20 per share.

Cornelius B. Prior, Jr., Chairman of the Board and Chief Executive Officer of the Company said, “We are happy to announce an increase in our dividend for the eighth consecutive year. We want to share our success with shareholders and believe we have the financial strength and positive prospects to continue our history of increases. ”

Atlantic Tele-Network, Inc. is a telecommunications company with headquarters in St. Thomas, U.S. Virgin Islands. Its principal subsidiaries include: Guyana Telephone and Telegraph Company, Limited, which is the national telephone service provider in the Cooperative Republic of Guyana for all local, long-distance and international service, as well as the largest cellular service provider; Commnet Wireless, LLC, which operates wholesale wireless networks with GSM, TDMA, CDMA and analog technologies in rural areas throughout the United States, providing its partners with roaming voice and data services; and Choice Communications, LLC, which provides wireless television and broadband and dial-up data services as the largest Internet service provider and the only wireless TV provider in the United States Virgin Islands. ATN also owns 44% of Bermuda Digital Communications Ltd., which, under the Cellular One name, is the largest provider of cellular voice and data services in Bermuda.